Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Financial Results for First Quarter 2018

East Rutherford, NJ – August 17, 2017 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE American: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported its financial results for the first quarter of fiscal year 2018.
Financial Results for First Quarter of Fiscal Year 2018
•	Revenues decreased to $3.5 million from $5.3 million in the first quarter of 2017.
•	Gross profit decreased to $1.2 million from $1.9 million in the first quarter of 2017.
•	Operating expenses decreased 8% to $706k as compared to $768k in the first quarter last year.
•	Litigation expenses increased to $383k, as compared to $144k in the first quarter of the prior fiscal year.
•	Engineering, research and development expenses increased 5% to $615k or 17% of revenues.
•	Operating loss was $463k compared to operating income of $380k in the first quarter of 2017.
•	Net loss was $286k versus net income of $410k in the first quarter of fiscal year 2017.

Subsequent Events

•
In July 2017, the court heard the Company’s motion for reduction or elimination of the jury award as well as conducting a hearing as to possible punitive damages. The Company is currently awaiting the court’s decision.

Quarter Ended June 30, 2017 as Compared to June 30, 2016

For the quarter ended June 30, 2017, total net sales decreased $1,800,292 (33.7%) to $3,542,077, as compared to $5,342,369 for the quarter ended June 30, 2016. Avionics government sales decreased $1,899,294 (39.0%) to $2,972,326 for the quarter ended June 30, 2017, as compared to $4,871,620 for the quarter ended June 30, 2016. The decrease in sales is mostly attributed to the decrease in shipment of the U.S. Army TS-4530A Kits and Sets, CRAFT and ITATS units associated with the U.S. Navy programs, which contracts have now been completed. This decrease is partially offset by the shipment of the T-47N and our Precision DME (Distance Measuring Equipment”) test sets. Commercial sales increased $90,002 (21.0%) to $569,751 for the quarter ended June 30, 2017 as compared to $470,749 for the quarter ended June 30, 2016. This increase is attributed to the increased sales of the TR-220 and our recently introduced TR-36.

For the quarter ended June 30, 2017, total gross margin decreased $635,363 (33.9%) to $1,241,290, as compared to $1,876,653 for the quarter ended June 30, 2016, primarily as a result of the lower volume as well as  labor and overhead variances as a result of the lower volume partially offset by higher selling prices. The gross margin percentage for the quarter ended June 30, 2017 was 35.0%, as compared to 35.1% for the quarter ended June 30, 2016.

Selling, general and administrative expenses decreased $61,944 (8.1%) to $706,286 for the quarter ended June 30, 2017, as compared to $768,230 for the quarter ended June 30, 2016. This decrease was primarily attributed to lower salaries and related expenses, lower accrued profit sharing expense and consulting expenses offset partially by higher outside commission expenses.

Litigation expenses increased to $382,512 for the quarter ended June 30, 2017 as compared to $143,514 for the quarter ended June 30, 2016 as a result of the trial expenses associated with the Aeroflex Wichita, Inc. (“Aeroflex”) litigation.

Engineering, research and development expenses increased $30,396 (5.2%) to $615,273 for the quarter ended June 30, 2017 as compared to $584,877 for the quarter ended June 30, 2016. The Company continues to invest in new products by taking advantage of our CRAFT and TS-4530A technology to develop smaller hand-held products, which will broaden our product line for both commercial and military applications. The Company is also developing its        T-47M5 Mode 5 test set, which we believe will compete effectively in the international market.

The Company recorded a loss from operations of $462,781 for the quarter ended June 30, 2017, as compared to income from operations of $380,032 for the quarter ended June 30, 2016.  Excluding the litigation costs, the operating loss would have been $80,269 for the first quarter of 2018 as compared operating income of $380,032 for the same quarter in fiscal year 2017.

Commenting on the results, Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “The first quarter’s results were impacted by lower than expected gross margins and legal costs that approached $400k as a result of the six week trial. Excluding these legal costs, the Company would have reported a modest operating loss for the quarter. We continue to aggressively pursue the international Mode 5 market and have several pending opportunities that could turn into orders within the next 45 days. We are also in the process of rolling out a new marketing incentive plan for our international Mode 5 customers which should drive additional sales. New product development for our new T-47M5 IFF test set is in the final stages, and we are already accepting and have received orders for the T-47M5 from three different international customers. This new test set is expected to begin shipments early in the third quarter and should generate increased sales revenues for the Company. We are also receiving excellent reports on our new TR-36 Nav/Comm test set from both domestic and international customers with one major U.S. carrier ordering units in the second quarter. We are also seeing increased market activity on our TR-220 air traffic control (“ATC”) test set and we expect the commercial portion of our business to continue to grow as a result of the 2020 FAA ADS-B mandate. The new hand-held product is substantially completed from a mechanical standpoint and the initial ADS-B only test set is expected to enter production this fiscal year.
While the fiscal year 2018 revenues are predicted to decline substantially from FY 2017 levels, and we are projecting further decrease in the current quarter, we are forecasting a return to operating profitability in the third and fourth quarters as revenues are expected to rebound and gross margins should continue to improve due to the completion of the major military programs. We are forecasting increasing revenues and solid profitability in fiscal year 2019 when the international and F-35 Mode 5 sales are expected in volume as well as increasing sales from our new hand-held products. This new test set will be half the size of competitive test sets and should do extremely well in the marketplace. The 2018 and 2019 projections are of course dependent on our ability to finance the appeal process or pay the final damages award.”
Concerning the current litigation, Mr. O’Hara commented, “Depending on the outcome of hearings and the establishment of a final damages amount, both sides have the ability to appeal the decision or the judge could vacate the jury decision and schedule a new trial. If the judge enters a final damages award, both sides have approximately 30 days to file an appeal or request a new trial.  The appeal process would entail posting a bond which is expected to be in excess of $1 million. Tel believes it has excellent grounds for appeal which would likely take several years to complete. Tel is actively working to arrange financing to cover the cost of the expected appeal and/or pay the final damages award depending on the amount of the final award.”

The Company encourages investors to read its full results of operations as contained in our Quarterly Report on Form 10-Q filed on August 17, 2017 at www.sec.gov.

Conference Call

The Company will host a conference call and webcast on Thursday, August 17, 2017 at 9:00 a.m. Eastern Time to discuss the Company’s fiscal first quarter 2018 results.
To access the live webcast, log onto the Tel-Instrument Electronics’ website at https://www.telinstrument.com/learn-about-telinstrument/investor-relations.html.
To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.
A replay of the teleconference will be available until September 17, 2017 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 19960.
About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2017	March 31, 2017
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$234,804	$287,873
Accounts receivable, net	1,221,456	1,556,382
Inventories, net	4,165,330	4,208,179
Prepaid expenses and other current assets	77,997	188,578
Total current assets	5,699,587	6,241,012

Equipment and leasehold improvements, net	161,411	161,427
Other long-term assets	33,509	33,509
Total assets	5,894,507	6,435,948

LIABILITIES & STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Current portion of long-term debt	186,252	291,991
Line of credit	400,000	200,000
Capital lease obligations – current portion	6,414	6,268
Accounts payable and accrued liabilities	1,875,577	2,072,955
Federal and state taxes payable	4,105	4,105
Deferred revenues – current portion	63,165	123,720
Accrued legal damages	2,800,000	2,800,000
Accrued payroll, vacation pay and payroll taxes	501,030	527,413
Total current liabilities	5,836,543	6,026,452

Capital lease obligations – long-term	12,100	13,760
Long-term debt	534	2,124
Deferred revenues – long-term	377,603	352,973
Warrant liability	-	95,000
Total liabilities	6,226,780	6,490,309

Commitments

Stockholders’ (deficit) equity:
Common stock, 4,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	8,115,548	8,107,369
Accumulated deficit	(8,773,407)	(8,487,316)
Total stockholders’ (deficit) equity	(332,273)	(54,361)
Total liabilities and stockholders’ (deficit) equity	$5,894,507	$6,435,948

TEL-INSTRUMENT ELECTRONICS CORP.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30, 2017	June 30, 2016

Net sales	$3,542,077	$5,342,369
Cost of sales	2,300,787	3,465,716

Gross margin	1,241,290	1,876,653

Operating expenses:
Selling, general and administrative	706,286	768,230
Litigation costs	382,512	143,514
Engineering, research and development	615,273	584,877
Total operating expenses	1,704,071	1,496,621

(Loss) income from operations	(462,781)	380,032

Other income (expense):
Proceeds from life insurance	92,678	-
Amortization of deferred financing costs	(1,357)	(1,356)
Change in fair value of common stock warrants	95,000	217,203
Interest expense	(9,631)	(17,826)
Total other income (expense)	176,690	198,021

(Loss) income before income taxes	(286,091)	578,053

Income tax provision	-	167,744

Net (loss) income	$(286,091)	$410,309

Net (loss) income per share:
Basic (loss) income per common share	$(0.09)	$0.13
Diluted (loss) income per common share	$(0.12)	$0.10

Weighted average shares outstanding:
Basic	3,255,887	3,255,887
Diluted	3,266,540	3,274,829